February 6, 2025

Mr. Patrick McCreanor, CEO
Soccerex LLC
3011 Ponce de Leon Blvd, Suite 1420
Coral Gables FL 33134
Via Email

Dear Mr. McCreanor,

On behalf of Sports.com, this letter serves as a formal offer that Sports.com desires to become a 2-year Global Partner and Sponsor of Soccerex LLC ("Soccerex") in exchange for Soccerex providing Sports.com various assets and rights as outlined in Schedule A herein during the term of the partnership (the "Sponsorship") and any additonal rights Soccerex grants to its Global Partners during the term of the sponsorship (the "Sponsorship"). Consideration for the Sponsorship shall be $300,000 USD paid-in-kind with 150,000 shares of restricted common stock in Sports.com's parent company Lottery.com, which trades under the ticker symbol "LTRY" on the Nasdaq Stock Market – Global Exchange. In the event the shares issued as consideration is not trading at $2.00/share at the end of the first year of the Sponsorship, Sports.com shall have the option to pay the diffence of the cost for Sponsorship in cash or additional shares of LTRY.

If the terms of this letter agreement are acceptable, please sign and return a copy to me at your earliest convenience.

Should you have any questions, please do not hesitate to contact me directly. You may also speak with Mr. Matthew McGahan, Chairman of Lottery.com and Sports.com.

Respectfully,

/s/ Marc Bircham
Director
Sports.com

AGREED AS TO FORM AND SUBSTANCE:

DocuSigned by:
Patrick McCreanor
30229D836BE9428...

Patrick McCreanor, CEO
Soccerex LLC

AGREED AS TO FORM AND SUBSTANCE:

Signed by:
FD31F47836E8463...

Marc Bircham, Director
Sports.com

Schedule A

Event Elements

• Full overall sponsorship of each event 'Soccerex Europe powered by Sports.com' as an example
• Opportunity to be part of the welcome address and closing remarks at each event
• 1 x 9sqm Expo booth at Soccerex Europe and Miami events in 2025, Europe (May), Miami (Nov)
• 1 x Dedicated Sports.com panel at Soccerex Europe and Miami events in 2025, as part of main conference agenda
• Composite branding throughout the venue of each event, alongside other event partners such as LALIGA and CONCACAF
• 8 X VIP Tickets at each Soccerex event in 2025
• 20 x Standard Delegate Passes at each event in 2025 for your employees, associates and partners
• Social evening sponsors at Europe and Miami Soccerex events in 2025, to include venue branding,
pre-event promotional materials and welcome speech

Digital Marketing Elements

• 1 X central double page article/interview in each event brochure
• Prominently positioned full page advertisement within each event brochure
• Soccerexpert newsletter "powered by Sports.com"for one month, three times within 2025
• Monthly articles or PR to be featured in Soccerexpert newsletter for 12 months
• Announced as Soccerex partner across all social media platforms and within Soccerexpert newsletter
• An exclusive mailer to Soccerex entire database (30,000+) announcing the partnership
• Partnership announcements across all social media platforms before each event in 2025
• Soccerex to share PR, announcements or any other relevant materials provide by Sports.com on social media platforms

Content Elements

• SoccerexTV interview on site at every event, hosted by a Journalist/Broadcaster, with Sports.com shaping the content
• An online interview for Soccerex TV before each event, with the content/direction to be formed with Sports.com
• Written PR/article to be featured on Soccerex website

Consultancy Elements

• Introductions to Soccerex partners Ongoing 12-month consultancy, working with Sports.com to identify goals and key targets
• On site introductions to targets/prospects that Sports.com would like to meet

Hospitality Elements

• 2 hotel rooms at event hotel and a VIP meeting area made available exclusively for Sports.com at the event'